    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 2001.

                                                   REGISTRATION NUMBER 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          ----------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                              PRIMIX SOLUTIONS INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                      04-3249618
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                               311 ARSENAL STREET
                         WATERTOWN, MASSACHUSETTS 02472
                                 (617) 923-6500
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                          ----------------------------
                                DAVID W. CHAPMAN
                             CHIEF FINANCIAL OFFICER
                              PRIMIX SOLUTIONS INC.
                               311 ARSENAL STREET
                         WATERTOWN, MASSACHUSETTS 02472
                                 (617) 923-6500
          (Name and address, including zip code, and telephone number, including area code, of agent for service)


                                    COPY TO:

                              JOHN B. STEELE, ESQ.
                             MCDERMOTT, WILL & EMERY
                                 28 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 535-4000

                          ----------------------------

        Approximate date of commencement of proposed sale to the public:
          From time to time after this registration becomes effective.

                          ----------------------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================

       TITLE OF SHARES                AMOUNT           PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
       TO BE REGISTERED                TO BE          AGGREGATE OFFERING        AGGREGATE         REGISTRATION FEE
                                    REGISTERED        PRICE PER SHARE(1)     OFFERING PRICE(1)
-------------------------------------------------------------------------------------------------------------------
   COMMON STOCK, $0.001 PAR          2,676,400             $0.70315           $1,881,911                $471
       VALUE PER SHARE

===================================================================================================================

 (1) The price of $0.70315, the average of the high and low prices of the Registrant common stock on the National Market of the Nasdaq Stock Market on January 4, 2001, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

                          ----------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED JANUARY 9, 2001

                                   PROSPECTUS
                                   ----------

                                2,676,400 SHARES

                              PRIMIX SOLUTIONS INC.

                             ----------------------



         This prospectus relates to the public offering, which is not being underwritten, of 2,676,400 shares of our common stock which are held by some of our current stockholders.

         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is quoted on the Nasdaq National Market under the symbol "PMIX". On January 4, 2001, the average of the high and low price for the common stock was $0.70315.

         Our principal executive offices are located at 311 Arsenal Street, Watertown, Massachusetts 02472, and our telephone number is (617) 923-6500.

                             ----------------------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 1 OF THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.
                             ----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                             ----------------------


                THE DATE OF THIS PROSPECTUS IS JANUARY ___, 2001.


================================================================================

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that Primix Solutions Inc. filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that we file such agreement or document as an exhibit to the registration statement, or if we otherwise filed such agreement or document, please see such agreement or document for a complete description of these matters.

         This prospectus provides you with a general description of the offered shares. Each time a selling stockholder sells any of the offered shares, the selling stockholder will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering, and if given or made, such information or representations must not be relied upon as having been authorized by us, any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                  RISK FACTORS

         You should carefully consider the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

IF BUSINESSES DO NOT INCREASE THEIR USE OF THE INTERNET AS A MEANS FOR CONDUCTING COMMERCE, OUR REVENUES MAY BE ADVERSELY AFFECTED.

         Our future success depends heavily on the increased acceptance and use of the Internet as a means for conducting commerce. We focus our services on the development and implementation of Internet strategies and solutions. If commerce on the Internet does not continue to grow, or grows more slowly than expected, our revenue growth would slow or decline and our business, financial condition and results of operations may be materially and adversely affected. Consumers and businesses may reject the Internet as a viable medium for commerce for a number of reasons, including:

          -    inadequate network infrastructure;

          - delays in the development of Internet enabling technologies and performance improvements;

          - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

          - delays in the development of security and authentication technology necessary to effect secure transmission of confidential information;

          - changes in, or insufficient availability of, telecommunications services to support the Internet; and

          - failure of companies to meet their customers' expectations in delivering goods and services over the Internet.

IF WE DO NOT ATTRACT AND RETAIN QUALIFIED PROFESSIONAL STAFF, WE MAY NOT BE ABLE TO PERFORM OUR CLIENT ENGAGEMENTS ADEQUATELY AND COULD NOT ACCEPT NEW CLIENT ENGAGEMENTS.

         Our business is labor intensive and our success will depend in large part upon our ability to attract, retain, train and motivate highly-skilled employees. Because of the rapid growth of the Internet, there is intense competition for employees who have strategic, experience modeling, creative design, technical or program management experience. In addition, the Internet has created many opportunities for people with the skills we seek to form their own companies or join startup companies and these opportunities frequently offer the potential for significant future financial profit through equity incentives which we may not match. We may not be successful in attracting a sufficient number of highly skilled employees in the future, or in retaining, training and motivating the employees we are able to attract. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to bid for or accept new client engagements.

OUR STOCK PRICE IS VOLATILE AND MAY RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THE OFFERING.

         The trading price of our common stock is subject to wide fluctuations in response to:

          -    quarterly variations in operating results;

          -    changes in earnings estimates by securities analysts;

          - any differences between reported results and securities analysts' published or unpublished expectations;

          - announcements of new contracts or service offerings by us or our competitors;

          - market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; or

          - general economic or stock market conditions unrelated to our operating performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management attention and resources.

IF WE ARE UNABLE TO MEET OUR WORKING CAPITAL REQUIREMENTS OR OBTAIN ADDITIONAL CAPITAL AS NEEDED IN THE FUTURE, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

         We currently anticipate that our available cash will be sufficient to meet our anticipated working capital and capital expenditure requirements through the near term. However, we may need to raise additional capital to fund expansion of our operations and to acquire complementary businesses. In the event our operations are not profitable or do not generate sufficient cash to fund the business, or if we fail to receive funding to meet our obligations, we may have to substantially cut back our level of operations. These reductions could, in turn, affect our relationships with our clients and threaten our ability to continue as an on-going concern. If we raise additional funds through further issuances of equity or convertible debt securities, the percentage of ownership of our current stockholders will be diluted and such securities may have rights, preferences and privileges senior to those of our current stockholders. In addition, we may not be able to obtain such financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, our business, results of operations and financial condition could be materially and adversely affected.

WE MUST COMPLY WITH THE LISTING REQUIREMENTS OF THE NASDAQ NATIONAL MARKET OR THE LIQUIDITY OF OUR COMMON STOCK WILL DECLINE.

         Our common stock could be delisted from the Nasdaq National Stock market if, among other reasons, (i) the bid price per share of our common stock falls below $1.00 for thirty consecutive days, (ii) we have less than $4,000,000 in net tangible assets (total assets less total liabilities and goodwill), or (iii) the value of common stock held by our stockholders (other than our directors and executive officers) is less than $5,000,000.

         If Nasdaq delisted our common stock, we may seek to list our common stock for quotation on a regional stock exchange. However, if we are unable to obtain listing or quotation on such market or exchange, trading of our common stock would occur in the over-the-counter market on an electronic bulletin board for unlisted securities or in what are commonly known as the "pink sheets." In addition, delisting from Nasdaq and failure to obtain listing or quotation on such market or exchange would subject our common stock to so-called "penny-stock" rules. These rules impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock. Additionally, our stockholders would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock. Finally, it may become more difficult for us to raise funds in the future through the sale of our securities.

IF A SIGNIFICANT NUMBER OF SHARES BECOME AVAILABLE FOR SALE AFTER THIS OFFERING, OUR STOCK PRICE WOULD DECLINE.

         Many shares of common stock presently issued and outstanding are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may sell, within any three-month period, an amount which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not our affiliates and who have beneficially owned the shares for a minimum period of two years. The possible sale of these restricted shares may, in the future, increase the number of free-trading shares and may have a depressive effect on the price of our common stock. Moreover, such sales, if substantial, might also adversely affect our ability to raise additional equity capital in the future.

IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

         Our growth has placed significant demands on our management and other resources. Our future success will depend on our ability to manage our growth effectively, including by:

          - developing and improving our operational, financial and other internal systems;

          - integrating and managing acquired businesses, joint ventures and strategic investments;

          -    training, motivating and managing our employees;

          -    estimating fixed-price fees and project timeframes accurately;

          -    maintaining high rates of employee utilization; and

          -    maintaining project quality and client satisfaction.

Our management has limited experience managing a business of our current size. If we are unable to manage our growth and projects effectively, the quality of our services and products, our ability to retain key personnel and our business, financial condition and results of operations may be materially and adversely affected.

WE HAVE SIGNIFICANT FIXED OPERATING COSTS WHICH MAY BE DIFFICULT TO ADJUST IN RESPONSE TO UNANTICIPATED FLUCTUATIONS IN REVENUES.

         A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of our projects may cause significant variations in operating results in any particular quarter and could result in losses for that quarter.

         An unanticipated termination of a major project, a client's decision not to proceed with a project we anticipated, or the completion during a quarter of several major client projects could require us to maintain under-utilized employees and could therefore have a material adverse effect on our business, financial condition and results of operations. Our revenues and earnings may also fluctuate from quarter to quarter based on such factors as:

          -    the contractual terms and timing of completion of projects;

          -    any delays incurred in connection with projects;

          -    the adequacy of provisions for losses;

          - the accuracy of our estimates of resources required to complete ongoing projects; and

          -    general economic conditions.

IF CLIENTS UNEXPECTEDLY TERMINATE THEIR CONTRACTS FOR OUR SERVICES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         Some of our contracts can be canceled by the client with limited advance notice and without significant penalty. Termination by any client of a contract for our services could result in a loss of expected revenues and additional expenses for staff which were allocated to that client's project. The cancellation or a significant reduction in the scope of a large project could have a material adverse effect on our business, financial condition and results of operations.

THE INCREASED SIZE AND COMPLEXITY OF THE SOLUTIONS WE ARE IMPLEMENTING MAKES IT MORE LIKELY THAT WE WILL FAIL TO SATISFY CLIENT EXPECTATIONS, WHICH WOULD DAMAGE OUR REPUTATION AND BUSINESS.

         As our client engagements become larger and more complex and must be completed in shorter timeframes, it becomes more difficult to manage the development process and the likelihood and consequences of any mistakes increase. Any inability by us to complete client solutions in a timely manner, any defects contained in the solutions we deliver and any other failure by us to achieve client expectations would have a material adverse effect on our reputation with the affected client and generally within our industry and could have a material adverse effect on our business, results of operations or financial condition.

WE ENTER INTO FIXED-PRICE CONTRACTS AND COULD LOSE MONEY ON THESE CONTRACTS.

         Some of our projects are based on fixed-price, fixed-timeframe contracts, rather than contracts for which payment to us is determined on a time and materials basis. Our failure to accurately estimate the resources required for a project or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price, fixed-time frame contract was based would adversely affect our overall profitability and could have a material adverse effect on our business, financial condition and results of operations. We have been required to commit unanticipated additional resources to complete projects in the past, which has resulted in losses on those contracts. We recognize that we will experience similar situations in the future and that the consequences could be more severe than in the past due to the increased size and complexity of our solutions. In addition, for some projects we may fix the price at an early stage of the process, which could result in a fixed price that turns out to be too low and therefore would adversely affect our profitability.

WE DEPEND HEAVILY ON A LIMITED NUMBER OF CLIENT PROJECTS, THE LOSS OF ANY OF WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         We have derived, and believe that we may continue to derive, a significant portion of our revenues from a limited number of clients for whom we perform large projects. In addition, revenues from a large client may constitute a significant portion of our total revenues in a particular quarter. The loss of any principal client for any reason, including as a result of the acquisition of that client by another entity, could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO ACHIEVE ANTICIPATED BENEFITS FROM ACQUISITIONS OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         During the past three years, we have completed four acquisitions. The anticipated benefits from these acquisitions, and future acquisitions, may not be achieved. For example, when we acquire a company, we cannot be certain that customers of the acquired business will continue to do business with us or that employees of the acquired business will continue their employment or become well integrated into our operations and culture. The identification, consummation and integration of acquisitions require substantial attention from management. The diversion of the attention of management relating to any difficulties encountered in the integration process could have an adverse impact on our business, financial condition and results of operations.

IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGES, OUR COMPETITIVE POSITION MAY SUFFER.

         Our markets and the technologies used in our solutions are characterized by rapid technological change. Failure to respond in a timely and cost-effective way to these technological developments may have a material adverse effect on our business, financial condition and results of operations. We expect to derive a substantial portion of our revenues from providing Internet solutions that are based upon leading technologies and that are capable of adapting to future technologies. As a result, our success will depend on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. We may not be successful in addressing future developments on a timely basis. Our failure to keep pace with the latest technological developments would have a material adverse effect on our business, financial condition and results of operations.

WE FACE SIGNIFICANT COMPETITION IN MARKETS THAT ARE NEW AND RAPIDLY CHANGING.

         The market for the services we provide are highly competitive. We believe that we currently compete principally with strategy consulting firms, Internet professional services firms, systems integration firms, technology vendors and internal information systems groups. Many of the companies that provide services in our market have significantly greater financial, technical and marketing resources than we do and generate greater revenues and have greater name recognition than we do. In addition, there are relatively low barriers to entry into our market and we have faced, and expect to continue to face, competition from new entrants into our market. We believe that the principal competitive factors in our markets include:

          - ability to integrate strategy, experience modeling, creative design and technology services;

          -    quality of service, speed of delivery and price;

          -    industry knowledge;

          -    sophisticated project and program management capability; and

          -    Internet technology expertise and talent.

We believe that our ability to compete also depends in part on a number of competitive factors beyond our control, including:

          - the ability of our competitors to hire, retain and motivate professional staff;

          - the development by others of Internet services or software that is competitive with our solutions; and

          -    the extent of our competitors' responsiveness to client needs.

There can be no assurance that we will be able to compete successfully in our market.

GOVERNMENT REGULATION COULD INTERFERE WITH THE ACCEPTANCE OF THE INTERNET AND ELECTRONIC COMMERCE, WHICH WOULD ADVERSELY AFFECT THE DEMAND FOR OUR SERVICES.

         Any new laws and regulations applicable to the Internet and electronic commerce that are adopted by federal, state or foreign governments could dampen the growth of the Internet and decrease its acceptance as a commercial medium. If this occurs, companies may decide in the future not to pursue Internet initiatives, which would decrease demand for our services. A decrease in the demand for our services would have a material adverse effect on our business, financial condition and results of operations.

INTERNATIONAL EXPANSION OF OUR BUSINESS COULD RESULT IN FINANCIAL LOSSES DUE TO CHANGES IN FOREIGN ECONOMIC CONDITIONS OR FLUCTUATIONS IN CURRENCY AND EXCHANGE RATES.

         We expect to continue to expand our international operations. We currently have offices in Denmark and Sweden. We have limited experience in marketing, selling and providing our services internationally. International operations are subject to other inherent risks, including:

          -    recessions in foreign countries;

          -    fluctuations in currency exchange rates;

          - the scheduled conversion to the euro by most European Union members;

          - difficulties and costs of staffing and managing foreign operations;

          -    reduced protection for intellectual property in some countries;

          -    changes in regulatory requirements; and

          - restrictions by the United States on the import and export of technologies.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         Our success depends, in part, upon our proprietary information and other intellectual property rights. We rely upon a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees, generally require that our consultants and clients enter into these agreements, and limit access to and distribution of our proprietary information. There can be no assurance that the steps we take in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against us in the future, or that if asserted that any infringement claim will be successfully defended. A successful claim against us could materially and adversely affect our business, financial condition and results of operations.

WE MAY NOT HAVE THE RIGHT TO RESELL OR REUSE SOLUTIONS DEVELOPED FOR SPECIFIC CLIENTS.

         A portion of our business involves the development of technology solutions for specific client engagements. Ownership of these solutions is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the applications developed for them for specified periods of time or to specified third parties and there can be no assurance that clients will not demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use solutions can be complicated and there can be no assurance that disputes will not arise that affect our ability to resell or reuse these solutions. Any limitation on our ability to resell or reuse a solution could require us to incur additional expenses to develop new solutions for future projects.

CERTAIN OF OUR OFFICERS AND DIRECTORS HAVE SIGNIFICANT VOTING POWER AND MAY EFFECTIVELY CONTROL THE OUTCOME OF ANY STOCKHOLDER VOTE.

         Lennart Mengwall and Kevin Azzouz, our Co-Chief Executive Officers and directors, directly and indirectly beneficially own in the aggregate approximately 45% of our common stock. As a result, they have the ability to substantially influence, and may effectively control, the outcome of corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may also have the effect of delaying or preventing a change of control of Primix even if such a change of control would benefit other stockholders.

WE ARE DEPENDENT ON OUR KEY PERSONNEL.

         Our success will depend in large part upon the continued services of a number of key employees. The loss of the services of one or more of our key personnel could have a material adverse effect on our business, financial condition and results of operations. In addition, if one or more of our key employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any personnel, there can be no assurance that we would be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel.

OUR CORPORATE GOVERNANCE PROVISIONS MAY DETER A FINANCIALLY ATTRACTIVE TAKEOVER ATTEMPT.

         Provisions of our charter and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which stockholders would receive a premium for their shares. These provisions include the following:

          - any action that may be taken by stockholders must be taken at an annual or special meeting and may not be taken other than by a unanimous written consent;

          - stockholders must comply with advance notice requirements before raising a matter at a meeting of stockholders or nominating a director for election;

          - our Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue shares of stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes and incorporates forward-looking statements that are subject to a number of risks and uncertainties. All statements, other than statements of historical facts included or incorporated in this prospectus, regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or strategic investments. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in "Risk Factors" and elsewhere in this prospectus. We do not assume any obligation to update any of the forward-looking statements we make.



                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market, and reports, proxy and information statements and other information concerning Primix may be inspected at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Our web site is located at http://www.primix.com.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede the information already incorporated by reference. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all of the shares of Common Stock that are being offered in this prospectus.

          (a)  Definitive Proxy Statement filed on November 16, 2000;

          (b) Quarterly Report on form 10-Q for the quarter ended September 30, 2000 filed on November 14, 2000;

          (c) Quarterly Report on form 10-Q for the quarter ended June 30, 2000 filed on August 14, 2000;

          (d) Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed on May 15, 2000;

          (e) Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed on March 30, 2000;

          (f)  Current Report on Form 8-K filed on January 8, 2001;

          (g)  Current Report on Form 8-K filed on June 15, 2000; and

          (h) The description of Primix common stock contained in its registration statement on Form 8-A, filed May 30, 1996, and any amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                David W. Chapman
                                Chief Financial Officer and Secretary
                                Primix Solutions Inc.
                                311 Arsenal Street
                                Watertown, Massachusetts 02472
                                (617) 923-6500

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus, any such prospectus supplement or those other documents.

                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders.

                                   THE COMPANY

         Our principal executive offices are located at 311 Arsenal Street, Watertown, Massachusetts, 02472. Our telephone number is (617) 923-6500.

                 REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

         In May 2000, we issued an aggregate of 1,300,000 shares of common stock in connection with the acquisition of Primant AB, a Swedish company, and in December 2000, we issued an aggregate of 1,376,400 shares of common stock in connection with the acquisition of 21st.dk, A/S, a Danish company. Under the terms of the share purchase agreements for both acquisitions, we offered certain registration rights to the former shareholders of Primant AB and 21st.dk, A/S, a summary of the material terms and provisions of which is set forth below. This summary may not contain all of the information that is important to you. You can obtain complete information by referring to the share purchase agreements, which are filed as exhibits to our Current Reports on Form 8-K filed with the Securities and Exchange Commission on June 15, 2000 and January 8, 2001.

         Under the terms of the share purchase agreements, we agreed to file a registration statement on Form S-3 that would cover resales by the selling stockholders of the shares of common stock that they received under the share purchase agreements. We also agreed to use reasonable efforts to cause the Securities and Exchange Commission to declare this registration statement effective and to keep this registration statement and any other registration statement filed with respect to registration rights contained in the share purchase agreements continuously effective until specified dates, and to bear the expenses of registering the sale of the shares of common stock. We may suspend use of this prospectus or any subsequent prospectus covering the issued shares in some circumstances. Any shares of common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the registration rights.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders. As used herein, the term "selling stockholder" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any exchange or exchanges on which the shares are traded, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. We have not been advised by the selling stockholders that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, or that there is an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of a national securities exchange on which the shares are traded pursuant to Rule 153 under the Securities Act of 1933. The anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to the sale of the shares in the market by the selling stockholders.

         The selling stockholders also may recall all or a portion of the shares in open market transactions in reliance upon Regulation S and/or Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of Regulation S and/or Rule 144.

         Upon Primix being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospect will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of our common stock owned by each of the selling stockholders. None of the selling stockholders has had a material relationship with Primix within the past three years other than as a result of the ownership of the shares or other securities of Primix or as a result of their employment with Primix or as a result of the acquisition of Primant AB and 21st.dk A/S, as applicable. No estimate can be given as to the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may sell some, all or none of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.


                                                 NUMBER OF SHARES                                        PERCENTAGE OF
                                                  BENEFICIALLY                 NUMBER OF              SHARES BENEFICIALLY
NAME OF SELLING                                    OWNED AS OF             SHARES REGISTERED             OWNED AS OF
STOCKHOLDER                                      DECEMBER 27, 2000         FOR SALE HEREBY (1)        DECEMBER 27, 2000 (2)
---------------------------------------------------------------------------------------------------------------------------

FORMER SHAREHOLDERS OF PRIMANT AB:
Anders Klinge                                        28,433                    28,433                          *
Anders Liljeberg                                      2,293                     2,293                          *
Anders Olsson                                         2,293                     2,293                          *
Anita Twedberg                                        2,293                     2,293                          *
Anja Jarlskog                                         2,493                     2,493                          *
Anna Mellborg                                           800                       800                          *
Anna Strom                                            2,293                     2,293                          *
Annika Nordberg                                       2,293                     2,293                          *
Asa Eriksson                                            800                       800                          *
Begonia Assets Holdings Inc.                        183,881                   183,881                          1.02%
Bjorn Larsson                                         2,293                     2,293                          *
Cecila Fagerstrom                                       800                       800                          *
Charlotta Dyresberg                                     800                       800                          *
Clas Thell                                              800                       800                          *
David Vegas Skoglund                                    800                       800                          *
Dennis Zikovic                                        5,277                     5,277                          *
Dolce Vita Holdings Ltd.                            183,881                   183,881                          1.02%
Erica Hansson                                           800                       800                          *
Erland Lundin                                         7,477                     7,477                          *
Eva Kjellin                                           8,969                     8,969                          *
Fata Morgana Holdings Ltd.                          183,881                   183,881                          1.02%
Hans Beyer                                              800                       800                          *
Hans Moller                                         156,715                   156,715                          *
Henrik Grender                                        5,969                     5,969                          *
Henrik Igefjord                                         800                       800                          *
Henrik Rydengard                                        800                       800                          *
Jakob Nilsson                                         2,293                     2,293                          *
Jan D Andersen                                          800                       800                          *
Jan Karstrom                                          5,477                     5,477                          *
Jan Swedman                                           3,000                     3,000                          *
Jenny Akselsson                                       2,493                     2,493                          *
Joakim Eberlund                                       8,462                     8,462                          *
Joakim Kleiman                                        1,546                     1,546                          *
Johan Eriksson                                          800                       800                          *
John Westerdal                                        2,993                     2,993                          *


                                                 NUMBER OF SHARES                                        PERCENTAGE OF
                                                  BENEFICIALLY                 NUMBER OF              SHARES BENEFICIALLY
NAME OF SELLING                                    OWNED AS OF             SHARES REGISTERED             OWNED AS OF
STOCKHOLDER                                      DECEMBER 27, 2000         FOR SALE HEREBY (1)        DECEMBER 27, 2000 (2)
---------------------------------------------------------------------------------------------------------------------------

Karsten Korre                                         2,293                     2,293                          *
Kiet Le Chi                                           2,293                     2,293                          *
Kjell Hallgren                                        2,293                     2,293                          *
Kristina Myrin                                        1,493                     1,493                          *
Lars Hall                                               800                       800                          *
Lars Hansen                                           2,293                     2,293                          *
Leif-Goran Rasmusson                                  6,769                     6,769                          *
Linn Eliasson                                           800                       800                          *
Magnus Balldin                                        2,293                     2,293                          *
Magnus Jonsson                                          800                       800                          *
Mans Westesson                                        5,477                     5,477                          *
Marina Nellhede                                       2,493                     2,493                          *
Martin Bynger                                         1,500                     1,500                          *
Martin Henningsson                                    6,769                     6,769                          *
Mattias Pettersson                                    2,293                     2,293                          *
Mattias Svensson                                        800                       800                          *
Patrik Hammarberg                                       800                       800                          *
Per Gynnerstedt                                     152,238                   152,238                          *
Per Hedenborn                                         1,000                     1,000                          *
Per-Arne Hakansson                                   41,866                    41,866                          *
Per-Hakan Herdenberg                                152,238                   152,238                          *
Peter Abrahamsson                                     2,293                     2,293                          *
Peter Borresen                                          800                       800                          *
Peter Nilsson                                         3,000                     3,000                          *
Pontus Malmsten                                         800                       800                          *
Pontus Nyberg                                         1,546                     1,546                          *
Rasmus Sorensen                                         800                       800                          *
Richard Wann-Hansson                                  6,969                     6,969                          *
Roger Sorsa                                           2,293                     2,293                          *
Ronny Dahl                                            2,293                     2,293                          *
Simon Kjellerup                                       2,293                     2,293                          *
Spencer Clarkson                                        800                       800                          *
Stellan Kristiansson                                  2,293                     2,293                          *
Thomas Haagendal                                     28,433                    28,433                          *
Thomas Wigren                                         2,493                     2,493                          *
Ulf Eliasson                                         35,895                    35,895                          *
Ulf Rosen                                               800                       800                          *
SUBTOTAL-PRIMANT AB                               1,300,000                 1,300,000

FORMER SHAREHOLDERS OF 21ST.DK A/S:
Cell Network AB                                     450,000                   450,000                          2.49%
CHR A Wandel-Petersen.dk ApS                         19,775                    19,775                          *
DIOS A/S                                             68,815                    68,815                          *
Morten Falcon ApS                                    22,672                    22,672                          *
Promax Commercial Holdings Limited                  559,182                   559,182                          3.09%
Teknologisk Innovation A/S                           29,377                    29,377                          *


                                                 NUMBER OF SHARES                                        PERCENTAGE OF
                                                  BENEFICIALLY                 NUMBER OF              SHARES BENEFICIALLY
NAME OF SELLING                                    OWNED AS OF             SHARES REGISTERED             OWNED AS OF
STOCKHOLDER                                      DECEMBER 27, 2000         FOR SALE HEREBY (1)        DECEMBER 27, 2000 (2)
---------------------------------------------------------------------------------------------------------------------------

Tom Jacobsgaard ApS                                 183,638                   183,638                          1.02%
Advokataktieselskab Lindh Stabell                    42,941                    42,941                          *
  Horten (3)
SUBTOTAL-21ST.DK, A/S                             1,376,400                 1,376,400

----------------------------------------------------------------------------------------------------------------------------
TOTAL                                             2,676,400                 2,676,400


         (1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Primix.

         (2) All percentages have been determined as of December 27, 2000, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. As of December 27, 2000, a total of approximately 18,054,297 shares of common stock were issued and outstanding.

         (3) These shares are held in escrow by Advokataktieselskab Lindh Stabell Horten as Danish counsel to Primix pursuant to the Share Purchase Agreement dated as of December 27, 2000, by and among Primix and certain former shareholders of 21st.dk A/S to secure certain indemnification obligations of such shareholders in connection with the acquisition of 21st.dk A/S. Such shares will be released to such shareholders on March 31, 2002, subject to the satisfaction of indemnificable claims, if any.

         * Represents beneficial ownership of less than one percent.



                                    EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                              PRIMIX SOLUTIONS INC.

                                2,676,400 SHARES

                                 OF COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                  ------------

                                JANUARY ___, 2001

                                  ------------

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the registration fee.


         Registration Fee..........................        $471
         Legal Fees and Expenses...................       5,000
         Accounting Fees and Expenses..............       1,000
         Printing Fees.............................       1,000
         Transfer Agent Fees.......................       1,000
         Miscellaneous.............................       1,000
         Total.....................................      $9,471


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Our Certificate of Incorporation and By-laws require us to indemnify our officers and directors to the fullest extent permitted by Delaware law.

         Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (a) breaches of the duty of loyalty, (b) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law, (c) unlawful payments of dividends, stock purchases or redemptions, or (d) transactions from which a director derives an improper personal benefit. Our Certificate of Incorporation contains provisions limiting the liability of the directors to us and to our stockholders to the fullest extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such. Our By-laws provide that we may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of Primix against any liability that may be asserted against him. We currently have liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act of 1933.

         The foregoing provisions and agreements could reduce the legal remedies available to us and our stockholders against our directors and officers.

ITEM 16.  EXHIBITS

2.1 Share Purchase Agreement dated as of May 28, 2000 by and among Primix Solutions Inc. and the former shareholders of Primant AB.*
2.2 Share Purchase Agreement dated as of December 27, 2000 by and among Primix Solutions Inc. and certain former shareholders of 21dk. A/S.**
2.3 Share Purchase Agreement dated December 27, 2000 by and between Primix Solutions Inc. and Cell Network. **
2.4 Share Purchase Agreement dated December 27, 2000 by and between Primix Solutions Inc. and Promax Commercial Holdings Limited. **
2.5 Share Purchase Agreement dated as of December 27, 2000 by and between Primix Solutions Inc. and Teknologisk Innovation A/S. **
2.6 Share Purchase Agreement dated December 27, 2000 by and between Primant AB and Incubator IT ApS. **
5.1 Opinion of McDermott, Will & Emery as to the legality of the securities being registered.
23.1 Consent of Arthur Andersen LLP.
24.1 Powers of Attorney (included on signature page of registration statement).
--------------------------

* previously filed as an exhibit to the Form 8-K filed with the SEC on June 15, 2000.
** previously filed as an exhibit to the Form 8-K filed with the SEC on January 8, 2001.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to
     Section 13
     or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on this 9th day of January, 2001.

                                       PRIMIX SOLUTIONS INC.


                                       By:      /s/ David W. Chapman
                                          --------------------------------------
                                          David W. Chapman
                                          Chief Financial Officer and Secretary



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David W. Chapman such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Primix and in the capacities and on the dates indicated:


        SIGNATURES                                              TITLE                                          DATE
---------------------------------------   -----------------------------------------------------------   --------------------

/s/ Lennart Mengwall                      Co-Chief Executive Officer, Chairman of the Board and           December 21, 2000
------------------------------------      Director (Principal Executive Officer)
Lennart Mengwall

/s/ Kevin Azzouz                          Co-Chief Executive Officer and Director (Principal              December 21, 2000
------------------------------------      Executive Officer)
Kevin Azzouz

/s/ Michael D. Troiano                    President                                                       December 21, 2000
------------------------------------
Michael D. Troiano

/s/ David W. Chapman                      Chief Financial Officer and Secretary (Principal                December 21, 2000
------------------------------------      Financial and Accounting Officer)
David W. Chapman

/s/ Robert B Hedges, Jr.                  Director                                                        December 21, 2000
------------------------------------
Robert B. Hedges, Jr.

/s/ Magnus Nicolin                        Director                                                        December 22, 2000
------------------------------------
Magnus Nicolin


INDEX TO EXHIBITS


EXHIBIT NUMBER                               EXHIBIT TITLE
--------------                               -------------
2.1                 Share Purchase Agreement dated as of May 28, 2000 by and among Primix Solutions Inc.
                    and the former shareholders of Primant AB.*
2.2                 Share Purchase Agreement dated as of December 27, 2000 by and among Primix Solutions
                    Inc. and certain former shareholders of 21dk. A/S.**
2.3                 Share Purchase Agreement dated December 27, 2000 by and between Primix Solutions Inc.
                    and Cell Network. **
2.4                 Share Purchase Agreement dated December 27, 2000 by and between Primix Solutions Inc.
                    and Promax Commercial Holdings Limited. **
2.5                 Share Purchase Agreement by dated as of December 27, 2000 by and between Primix
                    Solutions Inc. and Teknologisk Innovation A/S. **
2.6                 Share Purchase Agreement dated December 27, 2000 by and between Primant AB and
                    Incubator IT ApS.**
5.1                 Opinion of McDermott, Will & Emery as to the legality of the securities being registered.
23.1                Consent of Arthur Andersen LLP.
24.1                Powers of Attorney (included on signature page of registration statement).

-------------------------
* previously filed as an exhibit to the Form 8-K filed with the SEC on June 15, 2000.
** previously filed as an exhibit to the Form 8-K filed with the SEC on January 8, 2001.